Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM SIGNIFICANTLY INCREASES

ITS DRILLING BUDGET FOR 2011

Fifty-Two Wells Scheduled for Upcoming Year

DENVER, COLORADO, November 4, 2010 — Credo Petroleum Corporation (NASDAQ: CRED), an oil and gas exploration and production company with significant operations in the Rocky Mountain and Mid-Continent Regions, today outlined its 2011 drilling plans and capital investment budget.

$15 MILLION COMMITTED FOR FISCAL YEAR 2011

VERTICAL AND HORIZONTAL OIL DRILLING PLAYS

Credo’s 2011 exploration and development capital investment is targeted to be approximately $15,000,000, about 150% greater than 2010.  A total of 52 gross, 25.7 net, wells are currently planned, representing a 142% increase over the 10.6 net wells drilled in 2010.  Vertical oil wells in central and western Kansas and southwest Nebraska will comprise approximately two-thirds of the exploration budget, with the other one-third allocated to horizontal oil drilling in the North Dakota Bakken and Texas Panhandle.  Thirty of the fifty-two wells will be company operated, a six-fold increase over the prior year.  The company expects to fully fund its drilling schedule from operating cash flow and cash on hand.

MANAGEMENT COMMENT

Marlis E. Smith, Jr., Chief Executive Officer, stated, “I am pleased to announce by far the most aggressive drilling program in Credo’s history.  This is the time to capitalize on oil drilling, as oil currently enjoys a nearly four to one value advantage over natural gas.  Over the past several years, Credo assembled significant undeveloped leasehold positions in promising plays ranging from vertical drilling for shallow oil in Kansas and Nebraska to deep horizontal drilling in North Texas and the North Dakota Bakken.  Now we intend to ramp up our oil drilling to exploit the price premium that oil has over natural gas.”

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Contact:	Marlis E. Smith, Jr.
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

About Credo Petroleum:  Credo Petroleum Corporation is an independent exploration, development and production company based in Denver, Colorado.  The company has significant operations in the Williston Basin of North Dakota, central Kansas, the Anadarko Basin of North Texas and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.